Exhibit 99.1

NEW INVESTMENTS PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (August 13, 2018) - TriLinc Global Impact Fund (“TriLinc”) announced today that it recently approved $2.3 million in term loan and trade finance transactions, bringing total financing commitments as of July 31, 2018 to $416.6 million for business expansion and socioeconomic development through its holdings in Sub-Saharan Africa, Latin America, Southeast Asia, and Emerging Europe. The weighted average loan size of the portfolio is $8.8 million with an average duration of 1.82 years. TriLinc is an impact investing fund that provides growth-stage loans and trade finance to established small and medium enterprises (“SMEs”) in developing economies where access to affordable capital is significantly limited.  Impact Investing is defined as investing with the specific objective of achieving a competitive financial return as well as creating positive, measurable impact in communities across the globe.  Since TriLinc commenced operations and through July 31, 2018, TriLinc has funded $989 million in aggregate investments to 79 borrower companies, including $90 million in temporary investments. TriLinc has funded over $307.5 million to 22 borrower companies operating in nine developing economies within Latin America, supporting 15,314 permanent employees; over $435.3 million to 45 borrower companies operating in or trading with 21 developing economies within Sub-Saharan Africa, supporting 18,329 permanent employees; over $146.7 million to 10 borrower companies operating in or trading with four developing economies within Southeast Asia, supporting 792 permanent employees; and over $9.5 million to two borrower companies in two developing economies within Emerging Europe, supporting 237 permanent employees. Of the aggregate investment amount, TriLinc has received $601.8 million in full aggregate transaction repayments (60.86% of total invested) from existing and exited trade finance, term loan, and temporary investment facilities. The transaction details are summarized below.

On July 19, 2018 TriLinc funded $1,940,000 as part of a new $1,940,000 senior secured three year term loan to a bread manufacturer in Romania that has established itself as the second largest producer of frozen bread in the country. Priced at 13.80%, the transaction is set to mature on July 18, 2021 and is secured by equipment from the new bakery line, mortgage on land & improvements, and a corporate guarantee, among others, with a cash flow coverage ratio of 4.1x. The borrower anticipates that TriLinc’s loan will finance the completion of a new, fully-automated production line that would more than double the company’s production capacity for frozen bread and pastries, facilitate the addition of 50 new employees to operate the new production line, introduce new energy-efficient equipment that could cut energy usage by up to 20%, and support a 1.25 MW solar PV farm that has the potential to supply surplus energy to nearby homes and businesses in need.

On July 26, 2018, TriLinc funded $386,806 as part of an existing $15,000,000 senior secured 4.2-year term loan to a consumer lender in Colombia that services public sector employees and retirees within small and medium size government agencies throughout the country. Priced at 11.25%, the transaction is set to mature on August 1, 2021, and is secured by the portfolio of payroll deduction loans and all cash flow stemming from such assigned deduction loans, with a cash flow coverage ratio of 1.1x. The borrower anticipates that TriLinc’s loan will assist the borrower in originating new payroll deduction loans, which would provide middle income consumers with timely and flexible financing for voluntary private consumption.

“TriLinc’s recent investment activity demonstrates our commitment to continuing to diversify our portfolio by making our second impact investment into an SME in Emerging Europe,” said Gloria Nelund, CEO of TriLinc. “The latest transaction represents how TriLinc is eager to support companies that are committed to waste reduction and energy savings through adopting green practices, in turn generating measurable social, environmental, and economic benefits to the local community.”

About TriLinc Global Impact Fund

TriLinc is a non-traded, externally managed, limited liability company that makes impact investments in SMEs in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact.  TriLinc invests in SMEs through experienced local market sub-advisors, and expects to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments.  In addition, the Company aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives.